FOR IMMEDIATE RELEASE

Company Contacts:
Tom Brandt Senior Vice President and CFO TeleCommunication Systems, Inc. Tel 410-280-1001 tbrandt@telecomsys.com	Scott Liolios Investor Relations Liolios Group Tel 949-574-3860 scott@liolios.com

TELECOMMUNICATION SYSTEMS REPORTS RECORD FIRST QUARTER 2007 FINANCIAL RESULTS

Continuing Operations Yield 5th Consecutive GAAP Profitable Quarter, Record Revenues, Record
EBITDA

ANNAPOLIS, MD – May 3, 2007 – TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a global leader in mission-critical wireless communications technology, today announced results for the first quarter ended March 31, 2007.

•	Revenue from continuing operations was a record $34.1 million, up 12% from $30.5 million in the previous quarter and up 8% from $31.7 million in the first quarter of 2006.

•	GAAP income from continuing operations was a record $0.8 million or $0.02 per share, up from $0.1 million or $0.00 per share in the previous quarter and up 167% from $0.3 million or $0.01 per share in last year’s first quarter.

•	GAAP net income from combined continuing and discontinued operations was $0.6 million or $0.02 per basic and diluted share, versus a net loss of ($4.7 million) or ($.12) per share in the previous quarter, and a net loss of ($1.7 million) or ($0.04) per share a year ago.

•	EBITDA (Earnings Before Interest Taxes Depreciation and Amortization) from continuing operations was a record $4.7 million or $0.11 per diluted share, up 20% from $3.9 million or $0.10 per share in the previous quarter, and up 6% from $4.4 million or $0.11 per share a year ago. (See important discussion about the presentation of EBITDA, below.)

“The first quarter is a solid start towards meeting or beating our objectives for 2007,” said Maurice B. Tosé, TCS chairman, president and CEO. “It is our fifth consecutive quarter of GAAP profitable results from continuing operations, reflecting good progress in execution of our business plan. During the quarter, we again generated a return on our company’s ten years of investment in carrier software for enhanced wireless services, as the continuing increase in short text messaging drove our sales of incremental licensed carrier capacity. We have also been aggressively positioning our company for substantially increased volume of satellite-based solution sales through the Worldwide Satellite Systems vehicle and other government procurement channels. And we have continued to enhance our location-based wireless communication platform and application technology for CDMA and the emerging GSM carrier market.”

First Quarter 2007 Commercial Highlights

•	Location platform:

•	TCS highlighted our innovative SUPL (secure user plane for location) server at the annual 3GSM World Congress and CTIA Wireless 2007 events.

•	The Xypoint® Reference Network was introduced for delivery of satellite assistance data in support of the emergence of Assisted Global Positioning System (A-GPS) services. The “A” in assisted-GPS enables wireless operators to enhance the user experience with quicker location determination using a terrestrial network to supplement satellite functionality, and TCS now provides reference service to over 30 carrier networks worldwide.

•	Location applications:

•	Rand McNally and TCS co-introduced Rand McNally Navigator, the first and only navigation application available that includes in-application speech recognition for address entry along with voice output for directions. Navigator provides Nuance voice-enabled, hands-free, turn-by-turn directions from a wireless phone or smart phone, and includes Inrix real-time traffic information plus a unique local search capability that makes it easy for consumers to find relevant points of interest on a single map. These unique capabilities were recognized when it was selected for a 2007 CTIA Emerging Technologies (E-Tech) Award. A partner program to spur location-based premium service innovations was also launched.

•	Messaging:

•	Sales of licensed capacity for use of the company’s Short Message Service Center to our carrier customers continued for the fifth consecutive quarter as a result of continuing sharp growth in SMS usage.

•	TCS’s best-in-class text messaging Web portal marked milestone of 25 Million registered subscribers in January, up more than 150% from 10 million reported at the beginning of the previous year. This resulted in 2006 subscriber messaging usage rates increasing by 60% over 2005, with record-high text messaging volume achieved on New Year’s Eve. TCS provides this portal application suite as part of its Wireless Messaging Gateway (WMG) product line, which is currently deployed by three of the top five U.S. carriers.

•	Patents:

•	TCS added two new issued patents to its portfolio during the quarter. One of the patented technologies enables a user to transfer an ongoing software session from one device to another. A user may be in the middle of an e-mail session, instant messaging session or Web-based transaction and can transfer the session from a desktop computer to a mobile phone without any data loss. The other technology, which represents the company’s seventh Assisted Global Positioning System (A-GCP) patent, enables a wireless subscriber’s location to be determined more quickly and more reliably than traditional methods. The company is continuing its efforts to monetize its patents as well as use them to position the company for competitive advantages.

•	Six non-strategic patents were sold during the quarter for $0.6 million, which is included in the quarter’s commercial operations. Initiatives for enforcement of apparent infringement are continuing, and we have initiated additional licensing efforts around other assets in our intellectual property portfolio.

First Quarter 2007 Government Highlights

•	TCS’s Expanded Telecom Expense Management Solution was launched. TCS has served federal agencies with telecom cost control services for many years, and we now also serve Fortune 500, professional and financial institution customers.

•	New contracts included:

? $10.8 million contract by the U.S. Army Communications-Electronics Lifecycle Management Command contracting authority valued for satellite communications terminals and maintenance as part of a three-year, indefinite delivery/indefinite quantity contract, with a potential total value of over $29 million if all options are exercised.

? $4 million Long-Term Satcom Contract for Secure Communications Network. This 33-month contract provides for delivery of multiple SwiftLink® Very Small Aperture Terminal (VSAT) units for end-to-end communications solutions to certain government customer organizations, and is backed by a TCS Service Level Agreement (SLA) assuring annual availability of more than 99 percent.

? 12-month Spectrum Management System contract by the Wideband Control Program Office of the Program Management Defense Communications and Army Transmission System, which represented the fourth win on the previously announced $5 billion World-Wide Satellite Services contract vehicle.

Financial Details

Revenue and Gross Profit from continuing operations as compared to first quarter 2007:

	Three months ended March 31
	2007			2006			Incr. (Decr.)
Coml.		Govt.	Total	Coml.	Govt.	Total	Coml.	Govt.	Total

Revenue ($millions)

Services	$13.6	$7.2	$20.9	$15.1	$6.8	$21.9	$(1.5)	$0.4	$(1.1)
Systems	6.8	6.4	13.2	3.5	6.3	9.7	3.3	0.1	3.5

Total revenue	$20.5	$13.7	$34.1	$18.6	$13.1	$31.7	$1.8	$0.6	$2.4

Gross profit ($millions)

Gross profit-services	$6.3	$1.6	$7.9	$7.0	$1.8	$8.8	$(0.6)	$(0.2)	$(0.8)
As % of rev	46%	22%	38%	46%	27%	40%
Gross profit-systems	5.4	1.0	6.4	2.6	2.2	4.8	2.8	(1.2)	1.6
As % of rev	79%	15%	48%	74%	35%	49%

Total Gross Profit	$11.7	$2.6	$14.3	$9.5	$4.0	$13.6	$2.2	$(1.4)	$0.7

As % of rev	57%	19%	42%	51%	31%	43%

(Gross Profit = revenue minus direct cost of revenue, including amortization of software development costs and related non-cash stock compensation, excluding Enterprise Division operations.)

Commercial segment revenue and gross profit
Commercial segment revenue for the first quarter was up 10% and gross profit was up 23% compared to Q1 2005 as a result of higher wireless carrier system sales with a significant software license component; there were significant sales of licenses for messaging software capacity in both quarters. Revenue from commercial services, mainly E 9-1-1, was about flat to Q4-06 and down 10% from a year ago. This segment comprised 57% of overall revenue in the first quarter, up from 51% in the same year-ago period.

Government revenue and gross profit
Revenue from government customers in the first quarter of 2007 was up 5% over the year-ago quarter, with increased volume in both services and systems. The average gross margin from government revenue decreased from 31% to 19%, reflecting competitive pressure on pricing for service work and the lower initial margins on work under the Worldwide Satellite Services orders relative to historical margins. The company has invested to position itself for strong satellite communications volume growth so that we can improve future gross profit.

Operating costs and expenses
Overall operating costs and expenses were down about 1% to $12.6 million in the first quarter of 2007 from $12.7 million in the first quarter of last year, due mainly to lower depreciation expense in 2007. Spending on R&D, sales and marketing and general and administrative expenses were 7% higher than a year ago.

Liquidity, capital resources, and assets held for sale
At March 31, 2007 the company had $10.8 million of cash and cash equivalents, compared to $10.4 million at the beginning of the quarter. Sources of funds for the quarter included the company’s $4.7 million continuing operations EBITDA, and $2.7 million in proceeds from the exercise of stock options and warrants. During the quarter warrants for 800,000 shares were exercised, generating approximately $2.2 million incremental investment in the company. Funds were used for capital investments (including software development) of $0.8 million, spending associated with discontinued operations of $2.4 million (including severance and related expenses of divested operations), cash interest of $0.5 million, and $1.7 million of net term debt and lease principal reduction. Working capital investment increased by approximately $9.6 million, primarily due to an increase in billed receivables, which led to $8 million of quarter-end revolving credit borrowings.

Two of three Enterprise operating units, carried as discontinued operations, were sold in exchange for unregistered stock in the acquiring companies and earn-outs. Since closing on the sales when buyer shares were valued at a total of $1 million, the market value of the shares has grown to $2.1 million; the relevant “mark-to-market” accounting has resulted in crediting the $1.1 million of appreciation to other comprehensive income within the equity portion of our balance sheet. The remaining Enterprise unit, Mobile Asset Management (MAM), grew from $6.5 million revenue in 2005 to $10 million revenue in 2006, and operated at about break-even in the quarter just ended. Management continues to work with prospective buyers to complete the sale of MAM, and we expect to close on the sale of the business within the next two months.

Backlog
As of March 31, 2007, the company’s continuing operations backlog was approximately $90 million, compared to $84 million at the end of 2006. Backlog expected to be realized in the next 12 months is $58 million, compared to $51 million at the end of 2006.

About the Presentation of EBITDA
EBITDA (from continuing operations) is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of our liquidity. The company defines EBITDA as net income/(loss) before non-cash stock compensation expense; amortization of software development costs, property and equipment and other intangibles; depreciation; and interest expense and other non-cash financing costs. Other companies (including our competitors) may define EBITDA differently. The company presents EBITDA because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP. See “GAAP to non-GAAP Reconciliation” below for further information on our non-GAAP measure.

GAAP to non-GAAP Reconciliation	Three months ended March
(amounts in thousands)	2007	2006
Consolidated Statement of Operations Reconciliation	(unaudited)

Net income /(loss) on a GAAP basis	$643	$(1,712)
Depreciation and amortization of property and equipment	1,668	2,445
Interest, financing, and other costs	903	531
Amortization of software development costs	344	281
Non-cash stock compensation expense	988	811
Amortization of acquired intangible assets	37	37
Loss from discontinued operations	124	2,054

EBITDA from continuing operations	$4,707	$4,447

Consolidated Statement of Operations Reconciliation per Share

Net loss per share on a GAAP basis	$0.02	$(0.04)
Depreciation and amortization of property and equipment	0.04	0.06
Interest, financing, and other costs	0.02	0.01
Amortization of software development costs	0.01	0.01
Non-cash stock compensation expense	0.02	0.02
Amortization of acquired intangible assets	0.00	0.00
Loss from discontinued operations	0.00	0.05

EBITDA from continuing operations per share — diluted	$0.11	$0.11

EBITDA from continuing operations per share — basic	$0.12	$0.11

Shares used in calculation — basic	40,630	39,085
Shares used in calculation — diluted	42,471	39,546

Conference Call
TCS will hold a conference call later today (Thursday, May 3, 2007) to discuss these first quarter financial results. The company’s chairman, president and CEO, Maurice B. Tosé, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 PM Eastern. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the TeleCommunication Systems conference call and provide the conference ID:

Domestic callers: 800.659.1942
International callers: 617.614.2710
Conference ID#: 17490686

The conference call will be broadcast simultaneously on the company’s web site at www.telecomsys.com. For the webcast, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 949.574.3860.

A replay of the call will be available later that evening at 7:00 PM Eastern, and will be accessible until May 10, 2007. The replay call-in number is 888.286.8010 for domestic callers and 617.801.6888 for international. The access number is 58676959.

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) produces wireless data communications technology solutions that require proven high levels of reliability. TCS provides wireless and VoIP E9-1-1 network-based services, secure deployable communication systems and engineered satellite-based services, and commercial location applications, like traffic and navigation, using the precise location of a wireless device. Customers include leading wireless and VoIP carriers around the world, and agencies of the U.S. Departments of Defense, State, and Homeland Security. For more information, visit http://www.telecomsys.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS’s current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, “believe,” “expect,’’ “intend,” “anticipate,’’ and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements that (a) the first quarter is a solid start toward meeting or beating our objectives for 2007; (b) patent monetization and enforcement initiatives are expanding; (c) the U.S. Army CELM contract has a potential value if options are exercised; (d) we intend to ramp up satellite systems sales volume; (e) we expect to close on the sale of the MAM business within the next two months; and (f) backlog expected to be realized in the next 12 months is $58 million.

Additional risks and uncertainties are described in the company’s filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company’s financial results and the ability of the company to (i) reach and sustain profitability when anticipated, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products, (v) expand its business offerings in the new wireless data industry, (vi) develop software and provide services without any errors or defects, (vii) protect its intellectual property rights, and (viii) implement its sales and marketing strategy. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

	TeleCommunication Systems, Inc.
	Consolidated Statements of Operations
(amounts in thousands, except per share data)
	3 months ended March 31,
	2007	2006
	(unaudited)
Revenue
Services	$20,885	$21,944
Systems	13,234	9,742

Total revenue	34,119	31,686
Direct costs of revenue
Direct cost of services revenue	12,948	13,174
Direct cost of systems	6,876	4,950

Total direct cost of revenue	19,824	18,124
Services gross profit	7,937	8,770
As a % of revenue	38%	40%
Systems gross profit	6,358	4,792
As a % of revenue	48%	49%

Total gross profit	14,295	13,562
Total gross profit as a % of revenue	42%	43%
Operating costs and expenses
Research and development expense	3,105	2,932
Sales and marketing expense	3,163	3,048
General and administrative expense	4,652	4,227
Depreciation and amortization of property and equipment	1,668	2,445
Amortization of acquired intangible assets	37	37

Total operating costs and expenses	12,625	12,689

Income from operations	1,670	873
Cash interest expense	(552)	(475)
Non-cash financing cost	(411)	(84)
Other income/(expense), net	60	28

Income from continuing operations	767	342
Loss from discontinued operations	(124)	(2,054)

Net Income (loss)	$643	$(1,712)

Income/(loss) per share- basic
Income per share from continuing operations	$0.02	$0.01
Loss from discontinued operations	(0.00)	(0.05)

Net income/(loss) per share-basic	$0.02	$(0.04)

Income/(loss) per share- diluted
Income per share from continuing operations	$0.02	$0.01
Loss from discontinued operations	(0.00)	(0.05)

Net income/(loss) per share-diluted	$0.02	$(0.04)

Weighted average shares outstanding- basic	40,630	39,085

Weighted average shares outstanding- diluted	42,471	39,546

TeleCommunication Systems, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)
	March 31,	December 31,
	2007	2006
Assets
Current assets:
Cash	$10,758	$10,358
Investment in marketable securities	2,100	—
Accounts receivable, net	29,597	21,544
Unbilled receivables	6,374	7,636
Inventory	4,936	5,293
Deferred costs and other current assets	6,614	2,818
Assets of discontinued operations	10,159	13,596

Total current assets	70,538	61,245
Property and equipment, net	11,893	12,853
Software development costs, net	4,503	4,402
Acquired intangible assets, net	819	856
Goodwill	1,813	1,813
Other assets	2,785	2,526

Total assets	$92,351	$83,695

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$15,297	$16,084
Deferred revenue	5,125	3,485
Borrowings under revolving credit line	8,000	-
Current portion of capital leases and notes payable	4,131	4,900
Liabilities of discontinued operations	6,713	11,400

Total current liabilities	39,266	35,869
Capital leases and notes payable, less current	12,421	12,721
portion and net of debt discount
Total stockholders' equity	40,664	35,105

Total liabilities and stockholders' equity	$92,351	$83,695